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                                                                 Exhibit 3.04(a)

                          CERTIFICATE OF INCORPORATION

                                       OF

                         AVIS MANAGEMENT SERVICES, LTD.

      FIRST. The name of the corporation is

             AVIS MANAGEMENT SERVICES, LTD.

      SECOND. Its principal office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington 99, Delaware.

      THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

      To operate a system or plan for conducting the business of renting and leasing automobiles, trucks and other vehicles, and in connection therewith to authorize and aid others to conduct such business under such name or combinations of name as may be determined, and in connection therewith to grant or enter into agreements, leases, franchises or other arrangements, which need not be uniform, and to conduct all activities in connection with such business as shall be necessary, desirable or incidental thereto.

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      To buy, sell, rent, lease, operate, repair and otherwise deal in automobiles, trucks and other vehicles; to conduct the business of renting and leasing automobiles, trucks and other vehicles with or without drivers, either under any plan or system established by this corporation or otherwise; to conduct a general garage business; to buy, sell and otherwise deal in parts, accessories and supplies of and for automobiles, trucks and other vehicles.

      To manage, operate, supervise and conduct on behalf of others, businesses engaged in renting and leasing automobiles, trucks and other vehicles, both within the United States of America and in foreign countries.

      To devise, develop, contract for, manage, consult, and advise on advertising and sales promotion campaigns, programs and activities in connection with the business of renting and leasing automobiles, trucks and other vehicles.

      To do all things necessary to the business of advising, managing, consulting and operating businesses of renting and leasing automobiles, trucks and other vehicles on behalf of others whether corporations, associations, partnerships and individuals.

      To act as public relations and research counsellors and promotion, merchandising and industrial counsellors and business consultants, and in connection therewith to render management, negotiation, research, technical and advisory services to persons, firms, corporations and others in connection with their relations with employees, associates, stockholders, governmental officials and agencies, and the general public and any person or special group.

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      To serve in an advisory, managerial and consultantive capacity to corporations, associations, partnerships, individuals and others, and to establish and maintain bureaus, departments and laboratories for industrial, financial, statistical, inventory and other research work, and to engage generally in the business of providing, promoting and establishing systems, methods and controls for industrial and managerial efficiency and operations.

      To investigate systems, methods and controls of manufacturing, plant operations, packing, storing, shipping, marketing, inventories, accounting and other integral operations to any and all types of businesses and to make recommendations, revise, adapt, modernize and establish economies to effect industrial and managerial efficiency and in connection therewith to take over the entire operation and business of any type of industry or other forms of endeavor and to do all such things and to perform all such services as may be necessary to carry out the foregoing purposes.

      To devise, develop, create, inaugurate and contract for the establishment, installation and sale and rental of systems, methods and controls for efficient operation and management of industrial manufacturing, mercantile, commercial or other business concerns, firms, partnerships, associations and corporations and to provide, make available and furnish maintenance and supervision, and to train and instruct individuals in the operation, installation and maintenance of such systems, methods and controls.

      So far as authorized by the law under which this certificate is drawn; to examine and inspect the books and accounts of others, to devise and install financial, checking

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correspondence, filing and other office and business systems; to take inventories; make appraisals; to compile statistics as an aid to the officers of the corporation and other persons in the making of reports and statements; to do all such things and perform or supply all such services as are commonly done, performed or supplies by business management experts; to warrant the accuracy of the work done or services performed by it, but not to engage in the practice of accounting

      To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description,

      To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

      To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

      To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal

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in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

      To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

      To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell,

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pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

      To loan to any person, firm or corporation any of its surplus funds, either with or without security.

      To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

      To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

      In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

      The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be

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in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

      FOURTH. The total number of shares of stock which the corporation shall have authority to issue is two thousand (2,000) all of such shares shall be without par value.

      FIFTH. The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

      SIXTH. The names and places of residence of the incorporators are as follows:

             NAMES                                     RESIDENCES
             -----                                     ----------

         S.  H. Livesay                           Wilmington, Delaware
         F.  J. Obara, Jr.                        Wilmington, Delaware
         A.  D. Grier                             Wilmington, Delaware

      SEVENTH. The corporation is to have perpetual existence.

      EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

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      NINTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

      To make, alter or repeal the by-laws of the corporation.

      To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

      To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

      By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

      When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all

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of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

      TENTH. The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders, or otherwise.

      ELEVENTH, Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from

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time to time by the board of directors or in the by-laws of the corporation.
Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

      TWELFTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this

     22nd day of July               A.D. 1965.

                                                /s/ S. H. Livesay         (SEAL)
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                                                /s/ F. J. Obara, Jr.      (SEAL)
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                                                /s/ A. D. Grier           (SEAL)
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